Exhibit 99
GREEN BRICK PARTNERS, INC. REPORTS SECOND QUARTER 2026 RESULTS

PLANO, Texas, July 29, 2026 — Green Brick Partners, Inc. (NYSE: GRBK) (“Green Brick,” “we,” or the “Company”), today announced results for its second quarter ended June 30, 2026. Net income attributable to Green Brick in the second quarter was $74 million or $1.70 per diluted share.

2026 SECOND QUARTER HIGHLIGHTS

•Net new home orders of 1,079, up 19% year over year
•Backlog of 681 homes with a dollar value of $387 million
•New home deliveries of 1,047
•Home closing revenue of $471 million
•Delivered first homes in Houston
•Homebuilding gross margins of 29.8%
•Book value of $44.82 per share increased 16% year over year
•Liquidity of $462 million, inclusive of $132 million of cash
•Homebuilding debt to total capital of 11.2%; net homebuilding debt to total capital of 6.1%
•Repurchased 143,026 shares of common stock for approximately $9.4 million

Net new home orders increased 19% year over year to 1,079 units. Monthly sales pace for the second quarter was 3.3 sales per community, compared to 3.0 in the same period of the prior year. Incentives on new orders remain elevated at 9% as we continue to respond to market conditions to maintain sales pace. Our sales cancellation rate of 7.8% for the quarter remained among the lowest of our public company peers.

The Company delivered 1,047 new homes in the second quarter, which was relatively unchanged year over year, generating home closings revenue of $471 million. Homebuilding gross margin for the quarter was 29.8%, up 90 bps sequentially and down 150 bps year over year.

Jim Brickman, CEO and co-founder said, "Our second quarter results demonstrate the strength of Green Brick's differentiated operating model where our growth is focused on building in our large, self developed master planned neighborhoods where we believe we provide both affordability and upgraded amenities to our buyers."

"While affordability challenges and economic uncertainty continue to impact buyers, demand in our Texas markets remained strong. Our disciplined operators delivered a 19% year-over-year increase in net new home orders as buyers responded to our targeted incentive strategy and attractive product offerings, especially with our Trophy Signature Homes brand. We were particularly encouraged by the improvement in sales pace during the quarter. Orders exceeded deliveries, resulting in sequential backlog growth and positioning the company well for the second half of 2026."

"Our gross margins continue to be industry-leading and are a direct result of our disciplined land acquisition and development strategy. By concentrating on infill and infill-adjacent communities in high-demand submarkets, we continue to benefit from attractive locations, efficient development economics, and a competitive positioning that is difficult to replicate."
"We are also pleased with the progress of our financial services offerings, especially the growth of our wholly-owned mortgage company, Green Brick Mortgage" added Mr. Brickman. "Financial services operating income for the quarter increased 91% year over year to $5.7 million and exceeded $10 million year to date as Green Brick Mortgage continued to expand, reflecting increased scale and higher customer adoption across our platform. We believe our integrated financial services offering enhances the customer experience while creating an additional source of earnings growth."

"Total liquidity at quarter end was $462 million. The company's homebuilding debt-to-total capital ratio at quarter end was 11.2% and our net homebuilding debt-to-total capital ratio was 6.1%, compared to 14.4% and 9.4%, respectively, over the prior year. Despite having only 6% net homebuilding debt to total capital, our owned lot position grew from 37,023 lots at year-end to 39,588 lots as of June 30, 2026, an increase of 7% sequentially and a 11.6% increase year over year."

Mr. Brickman concluded, “We have worked hard to build an investment grade balance sheet that gives us flexibility. We believe our strong liquidity and disciplined capital strategy enable us to invest with confidence, remain selective in the opportunities we pursue, and position the Company to capitalize on future growth while continuing to generate attractive returns for shareholders.”

Results for the Quarter Ended June 30, 2026

(Dollars in thousands, except per share data)	Three Months Ended June 30,
	2026	2025	Change
New homes delivered	1,047	1,042	0.5%

Total homebuilding revenues	$481,596	$534,563	(9.9)%
Homebuilding cost of revenues	336,320	367,049	(8.4)%
Total gross profit	$145,276	$167,514	(13.3)%
Income before income taxes	$99,477	$112,288	(11.4)%
Net income attributable to Green Brick Partners, Inc.	$74,170	$81,948	(9.5)%
Diluted net income attributable to Green Brick Partners, Inc. per common share	$1.70	$1.85	(8.1)%

Residential units revenue	$471,996	$532,525	(11.4)%
Average sales price of homes delivered	$450.3	$511.1	(11.9)%
Homebuilding gross margin percentage	29.8%	31.3%	-150 bps

Backlog revenue	$387,376	$507,137	(23.6)%
Backlog units	681	730	(6.7)%
Homes under construction	2,205	2,204	—%

	Three Months Ended June 30,
	2026	2025	%
Total financial services revenues	$12,243	$6,315	93.9%
Financial services expenses	(6,604)	(3,351)	97.1%
Financial services operating income	$5,639	$2,964	90.2%
Total originations:
Loans	521	146	256.8%
Principal	$196,531	$31,374	526.4%

Average FICO score	736	745

Results for the Six Months Ended June 30, 2026:

(Dollars in thousands, except per share data)	Six Months Ended June 30,
	2026	2025	Change
New homes delivered	1,955	1,952	0.2%

Total homebuilding revenues	$937,583	$1,019,016	(8.0)%
Homebuilding cost of revenues	660,592	695,717	(5.0)%
Total gross profit	$276,991	$323,299	(14.3)%
Income before income taxes	$183,740	$218,436	(15.9)%
Net income attributable to Green Brick Partners, Inc.	$135,115	$157,007	(13.9)%
Diluted net income attributable to Green Brick Partners, Inc. per common share	$3.09	$3.52	(12.2)%

Residential units revenue	$920,483	$1,014,674	(9.3)%
Average sales price of homes delivered	$470.3	$519.8	(9.5)%
Homebuilding gross margin percentage	29.4%	31.7%	-230 bps

	Six Months Ended June 30,
	2026	2025	%
Total financial services revenues	$21,915	$11,182	96.0%
Financial services expenses	(11,955)	(6,409)	86.5%
Financial services operating income	$9,960	$4,773	108.7%
Total originations:
Loans	886	251	253.0%
Principal	$346,886	$108,901	218.5%

Average FICO score	739	743
Earnings Conference Call:
We will host our earnings conference call to discuss our second quarter ended June 30, 2026 at 12:00 p.m. Eastern Time on Thursday, July 30, 2026. The call can be accessed by dialing 1-800-715-9871 for domestic participants or 1-646-307-1973 for international participants and should reference meeting number 3162560. Participants may also join the call via webcast at: https://events.q4inc.com/attendee/561994773.

A telephone replay of the call will be available through August 30, 2026. To access the telephone replay, the domestic dial-in number is 1-800-770-2030, the international dial-in number is 1-800-770-2030 and the access code is 3162560, or by using the link at investors.greenbrickpartners.com.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Residential units revenue	$471,996	$532,525	$920,483	$1,014,674
Land and lots revenue	9,600	2,038	17,100	4,342
	481,596	534,563	937,583	1,019,016
Financial services revenue	$12,243	$6,315	$21,915	$11,182
Total revenues	493,839	540,878	959,498	1,030,198

Homebuilding cost of revenues
Cost of residential units	331,418	366,072	650,034	693,525
Cost of land and lots	4,902	977	10,558	2,192
	336,320	367,049	660,592	695,717

Financial services expenses	(6,604)	(3,420)	(11,955)	(6,478)
Selling, general and administrative expenses	(54,396)	(57,437)	(106,989)	(110,004)
Equity in income of unconsolidated entities	611	511	1,731	984
Other income (loss), net	2,347	(1,195)	2,047	(547)
Income before income taxes	99,477	112,288	183,740	218,436
Income tax expense	20,699	22,957	39,124	45,180
Net income	78,778	89,331	144,616	173,256
Less: Net income attributable to noncontrolling interests	4,608	7,383	9,501	16,249
Net income attributable to Green Brick Partners, Inc.	$74,170	$81,948	$135,115	$157,007

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$1.71	$1.86	$3.10	$3.53
Diluted	$1.70	$1.85	$3.09	$3.52
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	43,070	43,770	43,110	44,103
Diluted	43,279	43,824	43,304	44,188

GREEN BRICK PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)    (Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$131,642	$154,590
Restricted cash	22,766	36,395
Receivables	28,337	39,982
Real estate inventory:
Inventory owned	2,091,391	1,941,524
Consolidated inventory related to VIE	162,498	157,687
Total inventory	2,253,889	2,099,211
Mortgage loans held for sale	34,765	49,099
Investments in unconsolidated entities	77,708	93,050
Right-of-use assets - operating leases	6,740	7,475
Property and equipment, net	6,390	6,316
Earnest money deposits	10,683	13,151
Deferred income tax assets, net	11,243	11,243
Intangible assets, net	154	197
Goodwill	680	680
Other assets	25,754	23,378
Total assets	$2,610,751	$2,534,767
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$110,927	$94,516
Accrued expenses	132,602	152,637
Customer and builder deposits	26,422	25,716
Lease liabilities - operating leases	7,844	8,637
Borrowings on lines of credit, net	(2,152)	(2,465)
Warehouse lines of credit	34,632	46,398
Senior unsecured notes, net	237,164	261,972
Notes payable	14,371	14,371
Total liabilities	561,810	601,782
Commitments and contingencies
Redeemable noncontrolling interest in equity of consolidated subsidiary	55,035	52,271
Equity:
Green Brick Partners, Inc. stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized; 2,000 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	47,603	47,603
Common stock, $0.01 par value: 100,000,000 shares authorized; 43,010,895 issued and outstanding as of June 30, 2026 and 43,205,947 issued and outstanding as of December 31, 2025, respectively	430	432
Additional paid-in capital	241,886	243,816
Retained earnings	1,685,577	1,567,111
Total Green Brick Partners, Inc. stockholders’ equity	1,975,496	1,858,962
Noncontrolling interests	18,410	21,752
Total equity	1,993,906	1,880,714
Total liabilities and equity	$2,610,751	$2,534,767

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

Residential Units Revenue and New Homes Delivered (dollars in thousands)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change	%	2026	2025	Change	%
Home closings revenue	$471,455	$532,525	$(61,070)	(11.5)%	$919,461	$1,014,674	$(95,213)	(9.4)%
Mechanic’s lien contracts revenue	541	—	541	100%	1,022	—	1,022	100.0%
Residential units revenue	$471,996	$532,525	$(60,529)	(11.4)%	$920,483	$1,014,674	$(94,191)	(9.3)%
New homes delivered	1,047	1,042	5	0.5%	1,955	1,952	3	0.2%
Average sales price of homes delivered	$450.3	$511.1	$(60.8)	(11.9)%	$470.3	$519.8	$(49.5)	(9.5)%

Land and Lots Revenue (dollars in thousands)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change	%	2026	2025	Change	%
Lots revenue	$—	$2,038	$(2,038)	(100)%	$7,500	$4,342	$3,158	72.7%
Land revenue	9,600	—	9,600	100.0%	9,600	—	9,600	100.0%
Land and lots revenue	$9,600	$2,038	$7,562	371%	$17,100	$4,342	$12,758	293.8%
Lots closed	—	18	(18)	(100)%	75	42	33	78.6%
Average sales price of lots closed	$—	$113.2	$(113.2)	(100)%	$100.0	$103.4	$(3.4)	(3.3)%

New Home Orders and Backlog (dollars in thousands)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change	%	2026	2025	Change	%
Net new home orders	1079	908	171	18.8%	2,116	2,014	102	5.1%
Revenue from net new home orders	$488,627	$454,900	$33,727	7.4%	$970,168	$1,032,529	$(62,361)	(6.0)%
Average selling price of net new home orders	$452.9	$501.0	$(48.1)	(9.6)%	$458.5	$512.7	$(54.2)	(10.6)%
Cancellation rate	7.8%	9.9%	(2.1)%	(21.2)%	7.8%	7.9%	(0.1)%	(1.3)%
Absorption rate per average active selling community per quarter	10.0	8.9	1.1	12.4%	10.0	9.7	0.3	3.1%
Average active selling communities	108	102	6	5.9%	106	104	2	1.9%
Active selling communities at end of period	106	102	4	3.9%
Backlog revenue	$387,376	$507,137	$(119,761)	(23.6)%
Backlog units	681	730	(49)	(6.7)%
Average sales price of backlog	$568.8	$694.7	$(125.9)	(18.1)%

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	June 30, 2026			December 31, 2025
	Central(1)	Southeast(2)	Total	Central(1)	Southeast(2)	Total
Lots owned
Finished lots	4,212	1,220	5,432	4,518	663	5,181
Lots in communities under development	29,277	1,079	30,356	26,339	1,703	28,042
Land held for future development(3)	3,800	—	3,800	3,800	—	3,800
Total lots owned	37,289	2,299	39,588	34,657	2,366	37,023

Lots under contract
Lots and land under option contracts	8,143	1,438	9,581	8,297	955	9,252
Lots under option through unconsolidated development joint ventures	3,009	44	3,053	2,488	65	2,553
Total lots under contract(4)	11,152	1,482	12,634	10,785	1,020	11,805
Total lots owned and under contract (5)	48,441	3,781	52,222	45,442	3,386	48,828
Percentage of lots owned	77.0%	60.8%	75.8%	76.3%	69.9%	75.8%

(1)    The Texas market.
(2)    The Atlanta and Florida markets.
(3)    Land held for future development consists of raw land parcels where development activities have been postponed due to market conditions or other factors.
(4)    As of June 30, 2026 and December 31, 2025, 53.3% and 16.6% of the total lots under contract had refundable deposits.
(5)    Total lots excludes lots with homes under construction.

Non-GAAP Financial Measures
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating our operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table represents the non-GAAP measure of net homebuilding debt to total capitalization. Net homebuilding debt to total capitalization is calculated as the total debt less cash and cash equivalents, divided by the sum of total Green Brick Partners, Inc. stockholders’ equity and total debt less homebuilding cash and cash equivalents. The closest GAAP financial measure to the net debt to total capitalization ratio is the debt to total capitalization ratio. The following table represents a reconciliation of the net homebuilding debt to total capitalization ratio as of June 30, 2026:

	Total capitalization			Homebuilding capitalization(1)
	Gross	Cash and cash equivalents	Net	Gross	Cash and cash equivalents	Net
Total debt, net of debt issuance costs	$284,015	$(131,642)	$152,373	$249,383	$(121,583)	$127,800
Total Green Brick Partners, Inc. stockholders’ equity	1,975,496	—	1,975,496	1,975,496	—	1,975,496
Total capitalization	$2,259,511	$(131,642)	$2,127,869	$2,224,879	$(121,583)	$2,103,296

Debt to total capitalization ratio	12.6%			11.2%
Net debt to total capitalization ratio			7.2%			6.1%

(1) Homebuilding capitalization ratio excludes cash and debt related to our wholly owned mortgage company.

About Green Brick Partners, Inc.
Green Brick Partners, Inc (NYSE: GRBK), the third largest homebuilder in Dallas-Fort Worth, is a diversified homebuilding and land development company that operates in Texas, Georgia, and Florida. Green Brick owns five subsidiary homebuilders in Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Trophy Signature Homes, and a 90% interest in Centre Living Homes), as well as a 50% interest in a homebuilder in Atlanta, Georgia (The Providence Group) and an 80% interest in a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also retains interests in related financial services platforms, including Green Brick Title, GRBK Mortgage, and Green Brick Insurance. Green Brick is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master-planned communities. For more information about Green Brick Partners Inc.’s subsidiary homebuilders, please visit https://greenbrickpartners.com/brands-services/.

Forward-Looking and Cautionary Statements:
This press release and our earnings call contain “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts and typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “feel,”, “poised,” “intend,” “plan,” “predict,” “seek,” “strategy,” “target,” “will” or other words of similar meaning. Specifically, these statements reflect our beliefs and expectations regarding (i) our strategic advantages, including our unique business model and focus on infill and infill-adjacent locations, and the impact on our future results;(ii) our ability to adapt to evolving market conditions; (iii) our ability to continue to deliver peer-leading gross margins; (iv) our integrated financial services offerings and its impact on our results ; (v) our ability to adjust pricing in order to meet market demand; (vi) our investments in land, lots and development in 2026; (vii) our projections for land development in 2026; (viii) our competitive advantages; (ix) our land pipeline and the impact it will have on our future success; (x) our expectations for Green Brick Mortgage’s capture rate in 2026; (xi) our land position(xii) our lot and land strategy and its impact on our future financial position; (xiii) our ability to successfully implement our growth strategy, including our expectations for expansion and growth of our Trophy brand and the impact that expansion will have on our future results; (xiv) our ability to opportunistically deploy capital to maximize shareholder returns, and to accelerate growth as the housing market improves; (xv) the credit worthiness of our buyers, quality of our product; (xvi) the desirability of our communities; (xvii) our future financial and operational performance; (xviii) the timing of our expansion of Green Brick Mortgage into Atlanta; and (xix) expansion of our financial services through Green Brick Mortgage and Green Brick Insurance. These forward-looking statements reflect our current views about future events and involve estimates and assumptions which may be affected by risks and uncertainties in our business, as well as other external factors, which could cause future results to materially differ from those expressed or implied in any forward-looking statement. These risks include, but are not limited to: (1) general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; (2) changes in macroeconomic conditions, including increasing interest rates and inflation that could adversely impact demand for new homes or the ability of potential buyers to qualify; (3) shortages, delays or increased costs of raw materials and increased demand for materials, or increases in other operating costs, including costs related to labor, real estate taxes and insurance, which in each case exceed our ability to increase prices; (4) significant periods of inflation or deflation; (5) a shortage of labor; (6) an inability to acquire land in our markets at anticipated prices or difficulty in obtaining land-use entitlements; (7) our inability to successfully execute our strategies, including the successful development of our communities within expected time frames and the growth and expansion of our Trophy brand; (8) a failure to recruit, retain or develop highly skilled and competent employees; (9) the geographic concentration of our operations; (10) government regulation risks; (11) adverse changes in the availability or volatility of mortgage financing; (12) severe weather events or natural disasters; (13) difficulty in obtaining sufficient capital to fund our growth; (14) our ability to meet our debt service obligations; (15) a decline in the value of our inventories and resulting write-downs of the carrying value of our real estate assets; (16) our ability to adequately self-insure; and (17) changes in accounting standards that adversely affect our reported earnings or financial condition. Green Brick assumes no obligation to update any forward-looking statements, which speak only as of the date they are made. For a more detailed discussion of these and other risks and uncertainties applicable to Green Brick please see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Investor Relations
469-573-6755
IR@greenbrickpartners.com